EXHIBIT 99.1

April 7, 2005

Dear Board members of Nara Bancorp:

I would like to provide you with my thoughts and evaluation of the bancorp’s announcement on March 20, 2005.  I regret that I am writing this letter after your announcement was made, because I have not had the benefit of knowing the outcome of the investigation of the outside counsel, nor have I had a chance to defend my position regarding the allegation related to Thomas Chung’s letter dated October 10, 2002.

First, I believe the restatement of the year 2002 annual financial results is not warranted, nor justified.  You are aware of the fact that neither the $600,000, nor any portion of that amount has ever been paid to me.  It is almost certain now that the bank will not pay any portion of it in the future.  Why is the restatement necessary at this time?

Second, Thomas Chung’s letter specified that the payment of any portion of the $600,000 would be for the reimbursement of my future business expenses up to $60,000 per year for my anticipated services as a board member in M&A and investor related activities.  These anticipated activities would benefit the bank’s future performances and would be justifiable business expenses to be paid out of the bank’s future earnings.  All the bank’s board members approved this idea, before Thomas Chung signed the letter.

Third, John Park and Yonghwan Kim served as members of the special audit committee on this case.  They approved Thomas Chung’s letter in 2002.  I believe they both have a conflict of interest here and should have resigned from the committee as Thomas Chung did.

Fourth, Thomas Chung’s letter was never intended to be confidential nor was it kept as a secret from the Board members.  Since the nature of the letter was that of a mutual understanding between the board members and myself, I asked Tim Chang, CFO and Ho Yang, my successor, at the time of my retirement, to discuss the letter with the board members and inform me what would be a reasonable and acceptable arrangement for the bank.  If I knew then what I know now, I would have been willing to release the bank from its obligations to me.  The board has not given me any chance to do so.

I believe the actions that the board members have taken so far lacks business judgment and has created much confusion among shareholders.  In my opinion, this is not the way to serve for the best interest of shareholders.

Sincerely,

Benjamin Hong